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                                  EXHIBIT 23.1


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Board of Directors
Phoenix Network, Inc.



We have issued our reports dated March 12, 1997, accompanying the consolidated financial statements and schedule included in the annual report of Phoenix Network, Inc. on Form 10-K as amended on Form 10-K/A for the three years in the period ended December 31, 1996. We hereby consent to the use of our name as it appears under the caption "Selected Financial Data" and to the incorporation by reference of said reports in the Registration Statements of Phoenix Network, Inc. on Forms S-8 (File Nos. 33-35844 effective July 12, 1990; 333-13709 effective October 8, 1996; 333-14437 effective October 18, 1996), Form S-3, as amended (File No. 33-70672 effective February 25, 1994), and Form S-3, as amended (File No. 333-20923 effective February 12, 1997).





GRANT THORNTON LLP

/s/ GRANT THORNTON LLP

Denver, Colorado

June 16, 1997